UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VIASYSTEMS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 14, 2014

Dear Stockholder:

You are cordially invited to attend Viasystems Group, Inc.’s (“Viasystems”) Annual Meeting of Stockholders, which is being held on Tuesday, May 6, 2014, at 8:00 a.m. (local time), at The Ritz-Carlton, St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105.

At this year’s Annual Meeting, you will be asked to (i) elect twelve directors, (ii) ratify the appointment of Ernst & Young LLP as Viasystems’ independent registered public accounting firm for 2014 and (iii) conduct an advisory vote on executive compensation.

As owners of Viasystems, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible. Instructions on how to vote are contained herein.

We appreciate your continued support and interest in Viasystems.

Very truly yours,

David M. Sindelar	Christopher J. Steffen
Chief Executive Officer	Chairman of the Board

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

OF

VIASYSTEMS GROUP, INC.

A Delaware Corporation

DATE:	May 6, 2014

TIME:	8:00 a.m., local time

PLACE:	The Ritz-Carlton, St. Louis 100 Carondelet Plaza St. Louis, Missouri 63105

ITEMS OF	1. To elect twelve directors to serve until the next annual meeting of stockholders.

BUSINESS:	2. To ratify the appointment of Ernst & Young LLP as Viasystems Group, Inc.’s independent registered public accounting firm for 2014.

3. To conduct an advisory vote on executive compensation. 4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

RECORD DATE:	Holders of record of Viasystems Group, Inc.’s common stock at the close of business on March 7, 2014 are entitled to vote at the meeting.

ANNUAL REPORT:	Viasystems’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, is enclosed. The Annual Report may also be obtained from Viasystems’ website at www.viasystems.com. Stockholders may also obtain, without charge, a copy of the Annual Report by contacting Investor Relations at Viasystems’ headquarters.

PROXY VOTING:	Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “How do I Vote?” on page 3 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so by voting in person at the annual meeting.

Daniel J. Weber

Secretary

March 14, 2014

St. Louis, Missouri

WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have any questions about the 2014 Annual Meeting of Stockholders, need assistance in voting your shares, or would like additional copies of this proxy statement or Viasystems’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, you should contact:

Viasystems Group, Inc.

101 South Hanley Road

St. Louis, Missouri 63105

Attention: Investor Relations

Phone Number: (314) 746-2217

VIASYSTEMS GROUP, INC.

101 SOUTH HANLEY ROAD

ST. LOUIS, MISSOURI 63105

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 6, 2014

8:00 A.M.

THE ANNUAL MEETING AND VOTING—QUESTIONS AND ANSWERS

Why did I receive the Notice of Internet Availability of Proxy Materials or this proxy statement?

Viasystems Group, Inc., a Delaware corporation (the “Company” or “Viasystems”), has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies by the board of directors of the Company (the “Board”) for use at the Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”), and at any postponement or adjournment of the Annual Meeting. The Company is first making these materials available to stockholders (and is mailing the Notice of Meeting and Internet Availability of Proxy Materials (the “Notice”)) on or about March 14, 2014. The Notice contains instructions on how to access the Company’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Annual Report”) and vote online. By furnishing the Notice, the Company is lowering the costs and reducing the environmental impact of the Annual Meeting.

The Company intends to start mailing a paper or electronic copy of its proxy statement and the Annual Report to those stockholders who have requested a paper or electronic copy on or about March 14, 2014.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on May 6, 2014 at 8:00 a.m. (local time), at The Ritz-Carlton, St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105. If you plan to attend the Annual Meeting and have a disability or require special assistance, please contact the Company’s Investor Relations department at (314) 746-2217.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, the stockholders of the Company will consider and vote upon:

1.	The election of twelve directors to serve until the next annual meeting of stockholders.

2.	The ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for 2014.

3.	The advisory vote on executive compensation.

4.	Such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board is not aware of any matter that will be presented at the Annual Meeting that is not described above. If any other matter is presented at the Annual Meeting, the persons named as proxies on the enclosed proxy card will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on any such matter.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we sent the Notice to our stockholders of record and beneficial owners as of March 7, 2014 (the “Record Date”). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

—	view our proxy materials for the Annual Meeting on the Internet; and

—	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meeting of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?

If you were a stockholder of the Company at the close of business on the Record Date, you are entitled to notice of, and to vote at, the Annual Meeting. You have one vote for each share of common stock of the Company (together, the “Shares”) you held at the close of business on the Record Date on each matter that is properly submitted to a vote at the Annual Meeting, including Shares:

—	held directly in your name as the stockholder of record, and

—	held for you in an account with a broker, bank or other nominee.

On the Record Date there were 20,799,047 Shares outstanding and entitled to vote at the Annual Meeting. The Shares are the only outstanding class of voting securities of the Company.

Who may attend the Annual Meeting?

Stockholders of record, or their duly authorized proxies, may attend the Annual Meeting. Registration and seating will begin at 7:30 a.m. To gain admittance, you must present valid picture identification, such as a driver’s license or passport. If you hold Shares in “street name” (through a broker, bank or other nominee) and wish to attend the Annual Meeting, you will also need to bring a copy of a brokerage statement (in a name matching your photo identification) reflecting your stock ownership as of the Record Date. If you are a representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are a representative of such stockholder.

Please note that use of cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

How many Shares must be present to hold the Annual Meeting?

The presence in person or by proxy of holders of a majority of the outstanding Shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business. Your Shares are counted as present at the meeting if you:

—	are present in person at the Annual Meeting, or

—	have properly executed and submitted a proxy card, or authorized a proxy over the telephone or the Internet, prior to the Annual Meeting.

Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

If a quorum is not present when the Annual Meeting is convened, the stockholders entitled to vote at the Annual Meeting who are present, in person or by proxy, may adjourn the meeting. If a motion is made to adjourn the Annual Meeting, the persons named as proxies on the enclosed proxy card will have discretion to vote on such adjournment with respect to all Shares for which such persons have voting authority.

What are broker non-votes?

If you have Shares which are held by a broker, you may give the broker voting instructions and the broker must vote as you directed. If you do not give the broker any instructions, the broker may vote at its discretion only on routine matters, such as the ratification of an independent registered public accounting firm. For non-routine matters, such as the election of directors, the broker may NOT vote without instructions from you. Accordingly, a broker non-vote is a vote that could have been cast by a broker on a non-routine matter, but was not cast because the broker did not receive voting instructions from you.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions are also considered Shares entitled to vote at the Annual Meeting. Therefore, abstentions will have the effect of a vote against the ratification of the appointment of Ernst & Young and the advisory vote on executive compensation, but will have no effect on the election of directors. Unlike abstentions, broker non-votes are not considered entitled to vote and, therefore, will have no effect on the outcome of the various matters to be considered at the Annual Meeting.

How many votes are required to approve each proposal?

Directors will be elected by a plurality of the votes of the holders of Shares entitled to vote who are present in person or by proxy at the Annual Meeting. This means that the twelve nominees who receive the largest number of votes will be elected as directors.

Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2014 requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote who are present in person or by proxy at the Annual Meeting. If the ratification of the appointment of Ernst & Young does not receive the requisite number of votes, the Audit Committee of the Board (the “Audit Committee”) will reconsider its appointment.

Approval of the advisory vote on executive compensation requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote who are present in person by proxy at the Annual Meeting.

How do I vote?

You may vote in person at the Annual Meeting or by proxy. If you attend the Annual Meeting in person, we will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the

Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can vote by proxy, by mail or by telephone.

Each Share represented by a properly executed proxy will be voted at the Annual Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If no instructions are specified, such Shares will be voted FOR the election of each of the nominees for director, FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2014 and FOR approval of the advisory vote on executive compensation.

How can I revoke a previously submitted proxy?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. To do so, you may submit a new proxy on a later date using the Internet or telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), sign and return a new proxy card with a later date, or attend the meeting and vote in person. However, your attendance at the Annual Meeting will not revoke your proxy unless you vote at the meeting or specifically request in writing that your prior proxy be revoked.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card from the Company, it means your Shares are not all registered in the same way (for example, some are held in your name and others are held jointly with a spouse) and are in more than one account. Please sign and return all proxy cards you receive to ensure that all Shares held by you are voted.

How does the Board recommend that I vote?

The Board recommends that you vote FOR each of the director nominees, FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2014 and FOR approval of executive compensation.

CORPORATE GOVERNANCE

Viasystems is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining the Company’s integrity in the marketplace.

Board Leadership Structure and Role in Risk Oversight

We believe that the composition of the Board results in a strong leadership structure for the Company. The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. Pursuant to the Company’s Corporate Governance Guidelines and Principles (the “Guidelines”), the Board has independent leadership in the form of an independent Chairman. The Board adopted this structure to promote decision-making and governance independent of that of our management and to better perform the Board’s monitoring and evaluation functions. Mr. Steffen has served as the Chairman of the Board since 2003.

The Board has established a policy that its non-employee directors meet regularly in executive session, without members of management present. If any of the non-employee directors do not qualify as an independent director as set forth in the Guidelines, one or more additional executive sessions will be held annually, attended only by independent directors. The independent Chairman presides over the executive sessions.

We believe that the foregoing structure, policies and practices, when combined with the Company’s other governance policies and procedures, provide the best opportunities for oversight, discussion and evaluation of decisions and direction from the Board.

The Board maintains oversight responsibility for the management of the Company’s risks, and oversees an enterprise-wide approach to risk management, designed to provide a holistic view of organizational objectives, including strategic objectives, to improve long-term organizational performance, to prioritize and manage identified risks, and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The Board regularly invites key members of the Company’s management to its meetings in order to inform the Board of any operational and/or financial risks that the Company is facing, and the Board reviews and directs management to address and mitigate such risks. In addition, the Board has designated the Audit Committee as the committee primarily responsible for supervising the establishment and implementation of risk management systems and reviewing the effectiveness of those systems. The Company has also adopted a Risk Management Policy that seeks to provide a framework to guide and assist management, under the supervision of the Audit Committee, in mitigating various risks. Our Risk Management Policy requires that the Audit Committee actively monitor the Company’s risk profile and confirm that management has implemented an effective system of internal control. Our Risk Management Policy addresses various types of risk, including enterprise risk, financial risk, operational risk, information technology risk, occupational health and safety risk and sustainability risk. Our Risk Management Policy is available on the Company’s website at www.viasystems.com.

In addition, as part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. The Compensation Committee reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Compensation Committee has determined that the Company does not utilize compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on the Company.

Corporate Governance Policies

In addition to our Certificate of Incorporation and Bylaws, we have adopted the Guidelines, which are posted on our website at www.viasystems.com, to address significant corporate governance matters. The Guidelines provide a framework for the Company’s corporate governance and cover topics including director responsibilities, executive sessions and independent Board leadership, formal evaluation of the Chief Executive Officer, director qualification standards, director orientation and continuing education and committees of the Board. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines and reporting and recommending to the Board any changes to the Guidelines.

The Company has a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all employees, officers and directors that addresses legal and ethical issues employees may encounter in carrying out their duties and responsibilities. Subject to applicable law, employees are required to report any conduct they believe to be a violation of the Code of Conduct. The Code of Conduct is posted on the Company’s website at www.viasystems.com. The Company has also adopted a Supplemental Code of Ethics (the “Supplemental Code”) applicable to its Chief Executive Officer, Chief Financial Officer and other senior officers of the Company and its subsidiaries and affiliates. The Supplemental Code is posted on the Company’s website at www.viasystems.com. The Company intends to post on its website amendments to, and waivers from, the Supplemental Code that require disclosure under applicable SEC rules.

Director Independence

In accordance with the rules of the NASDAQ, the Board makes an annual determination as to the independence of the directors and nominees for election as a director. No director will be deemed to be independent unless the Board affirmatively determines that such director has no relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. The Board observes all criteria for independence established by the NASDAQ listing standards and other governing laws and regulations. In addition, the Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including to those set forth in pertinent listing standards of the NASDAQ in effect from time to time. The Company’s policy on director independence is included in the Guidelines and is available on our website at www.viasystems.com.

As a result of its annual review of director independence, the Board has determined that Messrs. Burger, Cummings, Owens, Pileggi, Steffen and Stevens and Ms. Dyess are independent directors. Messrs. Sindelar and Conlon are not independent because they are employees of the Company. Messrs. Herring and Furst are not independent because each previously, within the past 3 years, held direct or indirect interest in one of the institutional investors that beneficially owns a significant number of Shares in the Company, and may have been deemed to have voting and dispositive power over such Shares. Mr. Frank is not independent because he holds a direct interest in one of the institutional investors that beneficially owns a significant number of Shares of the Company.

Board Meetings and Committees

The Board held four meetings during 2013. In addition to meetings of the full Board, directors attended meetings of individual Board committees. Each director who served during 2013 attended at least 75% of the total number of meetings of the Board and committees on which he or she serves. The Company does not have a policy with regard to directors’ attendance at the annual meeting of stockholders. All of the then-current directors attended Viasystems’ 2013 annual meeting of stockholders with the exception of Mr. Furst.

The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The Audit, Compensation, Nominating and Corporate Governance and Executive Committees operate under written charters adopted by the Board. All of the committee charters are available on the Company’s website at www.viasystems.com.

Audit Committee.    The Audit Committee assists the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal, ethical and regulatory requirements, (iii) the independence, qualifications, engagement, compensation and performance of our independent registered public accounting firm, (iv) the performance of our internal audit function, (v) our systems of internal control over financial reporting, (vi) risk management and (vii) application of our related person transaction policy. The Audit Committee currently consists of Messrs. Burger, Owens, Pileggi, Steffen and Stevens. Mr. Steffen currently serves as the Interim Chairman of the Audit Committee. Mr. Burger was appointed to the Audit Committee effective February 17, 2013. The Board has determined that each of the members of our Audit Committee is independent under the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NASDAQ rules. The Board has also determined that Mr. Stevens meets the requirements of an audit committee financial expert. The Audit Committee held four meetings during 2013.

Compensation Committee.    The Compensation Committee (i) reviews and approves the compensation of our executive officers and other key employees, (ii) evaluates the performance of our Chief Executive Officer and oversees the performance evaluation of senior management and (iii) administers and makes recommendations to the Board with respect to incentive-compensation plans, equity-based plans and other compensation benefit plans. The Compensation Committee currently consists of Messrs. Cummings, Pileggi, Steffen and Stevens and Ms. Dyess. Ms. Dyess is the Chairman of the Compensation Committee. The Compensation Committee held three meetings during 2013. The Board has determined that each of the members of our Compensation Committee is independent under the applicable provisions of the NASDAQ rules.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee assists the Board in (i) identifying and recommending candidates to fill vacancies on the Board and for election by the stockholders, (ii) recommending committee assignments for directors to the Board,

(iii) monitoring and assessing the performance of the Board and individual non-employee directors, reviewing compensation received by directors for service on the Board and its committees and (iv) developing and recommending to the Board appropriate corporate governance policies, practices and procedures. The Nominating and Corporate Governance Committee currently consists of Messrs. Burger, Cummings, Owens and Steffen and Ms. Dyess. Mr. Steffen is the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held four meetings during 2013.

Executive Committee.    The Executive Committee acts on routine matters of the Board when the Board is not in session. The Executive Committee currently consists of Messrs. Cummings, Furst, Sindelar and Steffen. The Executive Committee held no meetings during 2013.

During 2013, no member of the Compensation Committee was an officer or employee of our Company or any of our subsidiaries. In addition, none of our executive officers served on the board of directors or on the Compensation Committee of any other entity, for which any executive officers of such other entity served either on our Board or on our Compensation Committee.

Director Nomination Process

The Board has a policy of considering director nominees recommended by our stockholders. A stockholder who wishes to recommend a prospective director nominee for the Nominating and Corporate Governance Committee’s consideration can write to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Viasystems Group, Inc., 101 South Hanley Road, St. Louis, Missouri 63105. A stockholder’s notice to the Company to recommend a director nominee must contain the following:

—	the name and address of the stockholder recommending the director candidate;

—

a representation that the stockholder is a holder of record of capital stock of the Company entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

—

a representation as to whether the stockholder intends to be part of a group which intends to deliver a proxy of at least the percentage of the Company’s outstanding capital stock required to approve the nomination or to solicit proxies to do the same;

—

the number of shares of capital stock, derivative instruments, short interests, rights to dividends, proportionate interests in shares and performance-related fees of the Company which are, directly or indirectly, owned beneficially and of record by the stockholder or to which such stockholder is entitled;

—	any proxy, contract, arrangement, understanding, or relationship pursuant to which the stockholder has a right to vote any shares of any security of the Company;

—	a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among the stockholder and any beneficial owner;

—	a written statement by the prospective director nominee consenting to being named in the proxy statement as a nominee and to serving as a director if elected;

—

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among the stockholder and the proposed director nominee, and all information that would be required to be disclosed pursuant to Rule 404 under Regulation S-K if the stockholder were the “registrant” and the proposed director nominee were the director or executive officer of such registrant; and

—

all other information relating to the stockholder and the proposed director nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in contested election, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act.

For additional information regarding the procedures for submission by a stockholder of a director nominee see the section entitled “Stockholder Proposals for Next Annual Meeting.”

In addition to considering nominees recommended by stockholders, the Nominating and Corporate Governance Committee considers prospective board nominees recommended by current directors, management and other sources. The Nominating and Corporate Governance Committee evaluates all prospective board nominees in the same manner regardless of the source of the recommendation.

The Nominating and Corporate Governance Committee has established criteria and qualifications for membership on the Board. In establishing these criteria, the Nominating and Corporate Governance Committee considers diversity in experience an important facet in the overall makeup of the Board. The Nominating and Corporate Governance Committee has considered the diverse experience of the current members of the Board and believes that its goals of attracting and maintaining a Board with diverse experience have been achieved. In evaluating prospective nominees, the Nominating and Corporate Governance Committee also looks for the following minimum qualifications, qualities and skills: integrity, objectivity, sound judgment, and leadership. The Guidelines require that upon reaching the age of 75, a director shall submit an offer to resign effective as of the next annual meeting of stockholders.

Stockholder Communications with the Board

The Guidelines include a policy that permits stockholders and other interested parties to contact any member (or all members) of the Board (including the non-employee directors as a group), any committee of the Board or any chairman of any committee. If you are a stockholder or interested party and would like to contact the Board, any individual director or any group or committee of directors, you may send correspondence addressed to the Board or any individual director or group or committee of directors by name or title. Correspondence addressed to the non-employee directors as a group should be marked to the attention of the Chairman of the Board. All such correspondence should be sent c/o Corporate Secretary, Viasystems Group, Inc., 101 South Hanley Road, St. Louis, Missouri 63105.

All communications received by the Corporate Secretary will be opened for the sole purpose of determining whether the contents represent a message to the directors of the Company. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the full Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed. This policy, which is included in the Guidelines, is also posted on the Company’s website at www.viasystems.com.

Posted Documents

You may also obtain a free copy of any of the aforementioned posted documents by sending a letter to the Company’s Investor Relations Department, 101 South Hanley Road, St. Louis, Missouri 63105. Please note that the information on the Company’s website is not incorporated by reference in this proxy statement.

PROPOSAL  1: ELECTION OF DIRECTORS

At the Annual Meeting, twelve directors are to be elected to hold office. The nominees for election are Michael D. Burger, Timothy L. Conlon, Robert F. Cummings, Jr., Kirby A. Dyess, Peter Frank, Jack D. Furst, Edward Herring, William A. Owens, Dominic J. Pileggi, David M. Sindelar, Christopher J. Steffen and David D. Stevens.

Under the Company’s Bylaws, each of the Company’s directors is elected to serve at an annual meeting of stockholders and will serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Each nominee has agreed to serve on the Board if elected. If any of the nominees becomes unable or unwilling to stand for election as a director (an event not now anticipated by the Board), proxies will be voted for a substitute as designated by the Board.

Director Nominees

Michael D. Burger, 55, was appointed as a director in February 2010. Mr. Burger is currently President, Chief Executive Officer and a member of the board of directors of Cascade Microtech, Inc., which provides electrical measurement and semiconductor testing technology. He served as a director, President and Chief Executive Officer of Merix Corporation from April 2007 until February 2010. From November 2004 until joining Merix Corporation, Mr. Burger served as President of the Components Business of Flextronics Corporation, a leading provider of advanced design and electronics manufacturing services to original equipment manufacturers. Prior to Flextronics, from 1999 to November 2004, Mr. Burger was employed by ZiLOG, Inc., a supplier of devices for embedded control and communications applications. From May 2002 until November 2004, Mr. Burger served as ZiLOG’s President and a member of its board of directors.

Mr. Burger’s experience as former Chief Executive Officer of a global printed circuit board manufacturer and his experience with other electronic manufacturers makes him a valued member of the Board.

Timothy L. Conlon, 62, has been a director, President and Chief Operating Officer of the Company since October 1998. Prior to joining the Company, Mr. Conlon was President and Chief Operating Officer of Berg Electronics Corp. from January 1997 through October 1998. Mr. Conlon also served as Executive Vice President and Chief Operating Officer of Berg Electronics Group, Inc., a wholly-owned subsidiary of Berg Electronics Corp., from October 1993 through January 1997. Mr. Conlon is a member of the board of trustees of Maryville University.

Mr. Conlon’s knowledge of the electronics and information-technology hardware industries and his experience as a leader of global operations qualify him to be a director.

Robert F. Cummings, Jr., 64, has been a director since January 2003. In 2010, Mr. Cummings became a Vice Chairman of Investment Banking at JP Morgan Chase & Co. He currently serves as a director of Corning Incorporated. Mr. Cummings joined GSC Group, Inc. (“GSC Group”), a privately held money management firm, in 2002 where he served as Senior Managing Director until he retired in July 2009. GSC Group filed for Chapter 11 protection in 2010. Mr. Cummings served as a member of the board of directors of Saratoga Investment Corp. from 2007 to 2010 and of RR Donnelley & Sons Company from 2003 to 2007. Before joining GSC Group, Mr. Cummings was with Goldman, Sachs & Co. for 28 years, where he was a Partner and a member of the Corporate Finance Department.

Mr. Cummings’ extensive corporate finance experience, both as an investment banker and an investor, provides Mr. Cummings with a wealth of knowledge relevant to the Company and service on the Board.

Kirby A. Dyess, 67, was appointed as a director in February 2010. Ms. Dyess served as a director of Merix Corporation from 2002 until February 2010. She is a principal in her own early stage investment firm, Austin Capital Management LLC. She served as Vice President of Intel Corporation and Director of Operations for Intel Capital from April 2001 until her retirement in December 2002. She served as Vice President and Director of New Business Development of Intel Corporation from January 1997 to April 2001 and was Corporate Vice President and Director of Human Resources worldwide from 1993 to 1996. Ms. Dyess also serves on the boards of directors of Portland General Electric and Itron, Inc., as well as privately held companies Prolifiq Software, Inc. and Compli, Inc.

Ms. Dyess’ experience directing Intel’s private equity investments in technology companies and her experience as a global human resources executive are strong qualifications for membership on the Board.

Peter Frank, 66, was appointed as a director in April 2010. In 2011, Mr. Frank joined Black Diamond Capital Management, L.L.C. where he is currently a Senior Managing Director. From 2010 to 2011, he served as President and Senior Managing Director of GSC Group, which he joined in 2001. In addition, Mr. Frank was a member of the investment committees for GSC Group’s Recovery Funds, European Corporate Debt and European Mezzanine Funds. From 2008 to 2010, he served as Senior Managing Director and Co-Head of Corporate Credit and Distressed Investment Group for GSC Group. From 2005 until 2008, he served as the Senior Operating Executive for GSC Group’s Recovery Funds and from 2001 to 2004, he served as a consultant for GSC Group. GSC Group filed for Chapter 11 bankruptcy protection in 2010. Prior to 2001, Mr. Frank was the Chief Executive Officer of Ten Hoeve Bros., Inc. and was an investment banker at Goldman, Sachs & Co. He serves on the boards of directors of several privately held companies.

Mr. Frank’s private equity, investment banking and capital markets experience coupled with his active oversight experience with other companies as a chairman and member of the board of directors qualify him to serve on the Board.

Jack D. Furst, 55, was a director of the Company from 1996 to February 2003 and resumed his position as a director of the Company in February 2005. Mr. Furst is the founder of his own private investment firm, Oak Stream Investors, which he started in 2009. He had been affiliated with HM Capital Partners LLC (“HM Capital”), a private equity firm, since 1989, the year in which it was formed (as Hicks, Muse, Tate & Furst, Incorporated). Until 2008, he was a Partner in HM Capital and was involved in all aspects of the firm’s business, including originating, structuring and monitoring HM Capital’s investments. From 2008 to 2013 Mr. Furst maintained an affiliation with HM Capital. Mr. Furst has over 25 years of experience in leveraged acquisitions and private investments. Prior to joining HM Capital, Mr. Furst served as a Vice President and subsequently a Partner of Hicks & Haas from 1987 to 1989. From 1984 to 1986, Mr. Furst was a merger and acquisitions/corporate finance specialist for The First Boston Corporation in New York. Before joining First Boston, Mr. Furst was a Financial Consultant at PricewaterhouseCoopers.

Mr. Furst has been engaged with the Company since its inception in 1996 and has extensive experience with several manufacturers of electronic components which allow him to provide us a unique breadth of knowledge in the industry and of the Company. In addition, Mr. Furst has extensive capital markets experience, including mergers and acquisitions and private-to-public transitions, which is a valuable qualification for service on the Board.

Edward Herring, 43, has been a director since August 2006. Mr. Herring is the founder of a private investment firm, Tailwater Capital LLC, which was started in 2013. Prior to founding Tailwater Capital, he had been affiliated with HM Capital since 1998, where he was a Partner until 2012. Mr. Herring currently serves as a director of several privately held companies, including BlackBrush Oil & Gas, L.P. and TexStar Midstream Services, LP. Mr. Herring previously served as a director of Regency Energy Partners LC and Swift & Company. From 1996 to 1998, Mr. Herring attended Harvard Business School and earned a Masters in Business Administration degree. From 1993 to 1996 Mr. Herring was an investment banker with Goldman, Sachs & Co.

Mr. Herring has a long history of involvement with the Company and has a great understanding of the electronics industry. In addition, Mr. Herring’s private equity, investment banking and capital markets experience qualify him to serve as a director of the Company.

William A. Owens, 73, has been a director since August 2012. He has served as the Chairman of AEA Investors (Asia) since April 2006 and has served as Managing Director, Chairman and Chief Executive Officer of AEA Holdings Asia, a New York private equity company at various times since then. Mr. Owens previously served as Vice Chairman, Chief Executive Officer and President of Nortel Networks Corporation, a global supplier of communications equipment, from May 2004 to November 2005. Prior to that, Mr. Owens served as Chairman and Chief Executive Officer of Teledesic LLC, a satellite communications company, from February 1999 to May 2004. During that same period, Mr. Owens also served as Chairman and Chief Executive Officer of Teledesic’s affiliated company, Teledesic Holdings Ltd. From 1996 to 1998, Mr. Owens was President, Chief

Operating Officer and Vice Chairman of Science Applications International Corporation (SAIC). Mr. Owens served in the U.S. military from 1962 to 1996, holding various key leadership positions, including Vice Chairman of the Joint Chiefs of Staff. Mr. Owens has also served as Chairman of CenturyLink, Inc. from 2009 to present, as a director of Polycom, Inc. from 2005 to present and as a director of Wipro Limited from 2006 to present, all public companies. He also served as a member of the boards of directors of Daimler Chrysler AG from 2003 until 2009 and of Embarq Corporation from 2006 to 2009.

Mr. Owens’ extensive experience as Chief Executive Officer for communications companies, his board experience with other public companies and his understanding of the military and related industries make him a valued member of the Board.

Dominic J. Pileggi, 62, was appointed as a director in February 2012. From 2006 to 2013, he served as Chairman of the board of directors of Thomas & Betts Corporation and from 2004 to 2012, he was Chief Executive Officer of Thomas & Betts Corporation. Mr. Pileggi held various other senior executive positions with Thomas & Betts Corporation from 2000 to 2004. From 1998 to 2000, he was President of the Electro-Mechanical Solutions Division of the Company. From 1995 to 1998, he held senior executive positions with Casco Plastic, Inc. and Jordan Telecommunications. Mr. Pileggi held various executive positions with Thomas & Betts Corporation from 1979 through 1994. He also serves as a director of Acuity Brands, Inc. and of Omni Cable and previously served as Lead Director of the Lubrizol Corporation from 2005 to 2011 and as a director of Exide Technologies, Inc. from 2010 to 2013.

Mr. Pileggi’s experience as Chief Executive Officer of Thomas & Betts Corporation and his knowledge of the electronics industry are valuable qualifications for his membership on the Board.

David M. Sindelar, 56, has been a director since August 2001 and Chief Executive Officer of the Company since July 2001. He also served as our Senior Vice President and Chief Financial Officer from January 1997 through June 2001. Previously, Mr. Sindelar served as Chief Executive Officer and director of International Wire Group, Inc. Mr. Sindelar also served as Senior Vice President and Chief Financial Officer of Berg Electronics Corp. International Wire Group, Inc. and certain of its subsidiaries filed a bankruptcy petition in May 2004.

Mr. Sindelar’s experience as Chief Executive Officer and Chief Financial Officer of our Company and other companies in the electronics industry are valuable qualifications for his role on the Board.

Christopher J. Steffen, 72, has been Chairman of the Board since December 2003 and a director since October 2003. Mr. Steffen currently serves as a director of W. R. Grace & Co. and Platinum Underwriters Holdings, Ltd. From 2004 to 2012, he served as a director of Accelrys, Inc. From 2002 to 2010, he served as an advisor to Wall Street Management and Capital, Inc., a boutique business financial advisory firm. From 1993 to 1996, Mr. Steffen served as the Vice Chairman and director of Citicorp and its principal subsidiary, Citibank, N.A. In 1993, he served as Senior Vice President and Chief Financial Officer of Eastman Kodak. From 1989 to 1993, Mr. Steffen served as Executive Vice President and Chief Financial and Administrative Officer and director of Honeywell, Inc.

Mr. Steffen is well qualified to serve as Chairman of the Board because of his depth of management experience with global manufacturing companies, his experience as a Chief Financial Officer of Honeywell, Inc., and his board experience with large-cap and small-cap companies. As an independent director and non-executive Chairman of the Board, Mr. Steffen promotes discussion, provides effective leadership and maintains a sense of urgency about achieving our goals.

David D. Stevens, 60, has been a director since August 2012. He has been an advisor in private equity since 2006. Mr. Stevens was the Chief Executive Officer of Accredo Health Group, Inc., a subsidiary of Medco Health Solutions, Inc., from 2005 to 2006. He was the Chairman of the Board and Chief Executive Officer of Accredo Health, Inc. from 1996 to 2005. Mr. Stevens was the President and Chief Operating Officer of the predecessor companies of Accredo Health from their inception in 1983 until 1996. Mr. Stevens has been a director of the Board of Wright Medical Group, Inc. since 2004 and of Allscripts Healthcare Solutions, Inc. since 2012, both of which are public companies. He served as a member of the boards of directors of Thomas & Betts Corporation from 2004 to May 2012 and of Medco Health Solutions, Inc. from 2006 to April 2012.

Mr. Stevens’ experience as Chief Executive Officer of Accredo Health Group, Inc. and his board experience are strong qualifications for membership on the Board.

Required Vote

Directors will be elected by a plurality of the votes of the holders of Shares entitled to vote who are present in person or by proxy at the Annual Meeting. This means that the twelve nominees who receive the largest number of votes will be elected as directors.

Recommendation of the Board

The Board unanimously recommends a vote FOR election of each of these nominees.

MANAGEMENT

The following table sets forth the names, ages and positions, as of March 7, 2014, of each of our current named executive officers. All executive officers are appointed by the Board and serve at their pleasure.

Name	Age	Position
David M. Sindelar	56	Chief Executive Officer and Director
Timothy L. Conlon	62	President, Chief Operating Officer and Director
Gerald G. Sax	53	Senior Vice President and Chief Financial Officer
Brian W. Barber	58	Senior Vice President Operations-Printed Circuit Board & Supply Chain Management
Richard B. Kampf	58	Senior Vice President Sales and Marketing

For the biographies of our executive officers who also serve as directors, see the section entitled “Proposal 1: Election of Directors.”

Gerald G. Sax has been the Senior Vice President and Chief Financial Officer of the Company since August 2005. Mr. Sax served as Senior Vice President-Supply Chain from February 2003 to August 2005. He also served as our Senior Vice President-Europe from July 1999 to January 2003. Mr. Sax joined us in November 1998 as Vice President-Corporate Controller. Prior to joining us, Mr. Sax was Vice President-Corporate Controller for Berg Electronics Corp. from September 1995 to October 1998.

Brian W. Barber has been the Senior Vice President Operations Printed Circuit Board & Supply Chain Management of Viasystems since December 2007. From November 2000 to December 2007, Mr. Barber was Vice President Operations Printed Circuit Boards/Electro-Mechanical Solutions, Americas, and from January 2000 to October 2000, Mr. Barber was Vice President Printed Circuit Board Operations. Prior to joining Viasystems in 2000, Mr. Barber had been employed by Hadco Corporation since 1982 serving as Vice President and Business Unit Manager of its high technology operation.

Richard B. Kampf has been the Senior Vice President of Sales & Marketing since December 2007. From November 2002 to December 2007, Mr. Kampf was Vice President of Sales & Marketing, and from March 2000 to October 2002, Mr. Kampf was Vice President of Sales & Marketing for Viasystems Printed Circuit Board, Americas. Mr. Kampf joined us in April 1999, as Director of Sales for the Americas. Prior to joining our Company, Mr. Kampf had over 18 years of experience in the electronics industry with companies such as Marshall Industries, where he was Vice President of Sales, and Thomas & Betts Corporation, where he was Vice President of Sales & Marketing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the proxy statement describes our current and past compensation philosophies, policies and programs with respect to the compensation of our named executive officers: our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for 2013.

Compensation Philosophy and Objectives

The compensation programs are designed to remunerate executives in accordance with a pay-for-performance philosophy. As such, the compensation programs are intended to provide incentive to our executives and other employees to maximize stockholder value, which in turn affects the overall compensation earned by our management.

The Compensation Committee has adopted compensation programs designed to achieve the following key objectives:

—	attract, motivate and retain superior talent;

—	encourage high performance and promote accountability;

—	ensure that compensation is commensurate with our annual performance; and

—	provide performance awards for the achievement of financial and operational targets and strategic objectives that are critical to our long-term growth.

Compensation Committee’s Role in Establishing Compensation

The Compensation Committee administers our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, administer our equity-based plans, and review and approve annually all compensation decisions relating to our senior executive officers. The Compensation Committee regularly reviews all of our compensation policies, including policies and strategy relating to executive recruitment, retention and compensation, as well as the appropriate mix of base salary, short-term cash-based incentive compensation and long-term incentive compensation for our senior executives. The Compensation Committee also reviews and approves all elements of compensation for each of our named executive officers, including the Chief Executive Officer, taking into consideration our performance, the performance of each respective internal organization for which the executive is responsible, as well as information regarding compensation levels for senior executives in our comparator group described below.

Management’s Role in Establishing Compensation

Our Chief Executive Officer makes compensation recommendations to the Compensation Committee on all named executive officers (other than himself) based on information he gathers including industry resources, benchmark data and other peer compensation information gathered in response to requests from the Compensation Committee. Notwithstanding the input from the Chief Executive Officer, the Compensation Committee ultimately determines the compensation of our named executive officers during their meetings in executive session, without any members of management present. In addition, based on the policies and strategies set by the Compensation Committee, our Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer set salaries and incentive compensation opportunities for the respective employees who report to them. The Chief Executive Officer submits recommendations to the Compensation Committee with respect to equity incentive compensation for all of our employees.

Advisor to the Compensation Committee

The Compensation Committee has the ability to engage the services of an outside consultant if it believes it would be effective to do so. For 2013, the Compensation Committee selected Meridian Compensation Partners, LLC (“Meridian”) as its executive compensation advisor. In 2013, Meridian advised the Compensation Committee with respect to its compensation decisions for all of our executive officers and directors, including the Chief Executive Officer. Meridian reported directly to the Compensation Committee and only provided services that were requested and authorized by the Compensation Committee. Based on a review of its engagement of Meridian and consideration of factors set forth in SEC rules, the Compensation Committee determined that Meridian’s work did not raise any conflicts of interest.

Review of Compensation Program

In developing an annual compensation program for our executive officers, including the grants of incentive based compensation, the Compensation Committee considers each executive’s historical performance, our overall performance, the level of responsibility managed by each executive, the skills and experience of each executive, and other performance-based measures. The Compensation Committee also considers market data to evaluate whether changes to the compensation program and pay levels of our executive officers may be appropriate.

The Compensation Committee does not have any formal policies or guidelines for allocating compensation between long-term and short-term compensation or among the different forms of compensation. This is due to the Compensation Committee’s desire to maintain flexibility to tailor executive compensation to attract and retain top-flight executives.

Benchmarking and Comparator Group

In February 2013, the Compensation Committee reviewed a compensation study for senior executives of similarly situated companies prepared by Meridian, which included an analysis of a peer group of companies’ senior executive compensation. The following companies comprised the 2013 comparator group of publicly-traded companies specific to our industry with varying annual revenues:

— Altera Corporation	— Methode Electronics, Inc.
— Amphenol Corporation	— Multi-Fineline Electronix, Inc.
— Benchmark Electronics, Inc.	— Microsemi Corporation
— Brady Corporation	— Plexus Corp.
— CTS Corporation	— SunEdison, Inc.
— Cypress Semiconductor Corporation	— TTM Technologies, Inc.
— Intersil Corporation	— Xilinx, Inc.
— Kemet Corporation

2013 Compensation Program

The Compensation Committee established individual executive compensation for 2013 at levels the Compensation Committee believed were comparable with executives of other companies of similar size and stage of development, operating in similar markets, taking into account our performance and strategic goals. To evaluate proposed base salary changes and incentive award compensation for 2013, the Compensation Committee reviewed the Meridian survey, which summarized compensation data from the comparator group. Based on this review, the Compensation Committee determined that the cash compensation (base salary and short-term incentives) paid to each of our named executive officers was in line with the market median range of the senior executives of companies in the comparator group. The Compensation Committee approved a 4% salary raise for each of Messrs. Sax, Barber and Kampf in 2013.

In 2011, the Compensation Committee established a non-qualified deferred compensation plan for all senior executives of the Company that allows senior executives, including the named executive officers, to earn an additional 3% of the cash compensation they receive over $260,000 as deferred compensation to be held by the Company in trust. The plan allows senior executives to defer other cash compensation to be held by the Company in trust until such senior executive’s retirement or termination of employment with the Company.

In establishing 2013 compensation for our Chief Executive Officer, the Compensation Committee determined that the incentives provided to him should include both non-equity, cash-based incentive opportunities and long-term equity-based incentive opportunities. The cash-based incentive opportunities were conditioned upon i) the achievement of quantifiable metrics of our financial performance as measured by Adjusted EBITDA and ii) certain other defined “management by objective” goals. The equity-based incentive opportunities were in the form of performance share units conditioned upon the future performance of the Company’s stock price. These incentives are intended to align the Chief Executive Officer’s interests with those of the stockholders of the Company.

Elements of Our 2013 Executive Compensation Program

In 2013, the total compensation of our executive officers was comprised of all of the following:

—	base salary;

—	annual incentive compensation;

—	long-term equity-based incentive awards;

—	employee benefits and perquisites; and

—	severance benefits.

Base Salary.    Base salaries provide executives with a predictable level of income. The Compensation Committee generally establishes base salaries for executives after consideration of the following criteria: (i) the scope of their responsibilities, (ii) level of experience and individual performance, (iii) external competitiveness, and (iv) internal fairness considerations. The goal for the base salary component of our executive compensation is to compensate them at a level that approximates the median salaries of individuals in comparable positions at companies in the comparator group. Base salaries of the named executive officers are reviewed annually by the Compensation Committee and may be adjusted from time to time at the Compensation Committee’s discretion.

Annual Incentive Compensation Plan.    Our Annual Incentive Compensation Plan (“AICP”) is designed to motivate executives to achieve individual and business unit performance objectives. In February 2013, the Compensation Committee established annual target awards under our AICP for each of our executive officers. Target incentive compensation opportunities for each executive were established as a percentage of each individual’s base salary. Payments to our executive officers under the AICP were subject to achievement of Company financial and operational objectives and individual performance goals. The Compensation Committee has reserved the right to use its discretion outside of the parameters set forth by the Committee when issuing such awards.

For 2013, the Compensation Committee selected “Adjusted EBITDA” as the quantitative measurement of the Company’s performance for the AICP. The Compensation Committee selected this measure because it facilitates performance comparisons from period to period and company to company by excluding from the calculation of earnings before interest, taxes, depreciation and amortization (“EBITDA”) expenses that the Compensation Committee believes are not indicative of the Company’s ongoing operating results or which do not impact future operating cash flows. The adjustments to EBITDA to arrive at Adjusted EBITDA include (i) restructuring and impairment charges, which consist primarily of facility closures and other headcount reductions, (ii) stock compensation expenses, which consist of non-cash charges associated with recognizing the fair value of stock options, restricted stock awards and performance share units granted to employees and directors, and (iii) costs relating to acquisitions and equity registrations, which consist primarily of professional fees and other non-recurring costs and expenses associated with such activities. Adjusted EBITDA is not a recognized financial measure under U.S. generally accepted accounting principles and does not purport to be an alternative to operating income or an indicator of operating performance. The Compensation Committee determined that the performance measures should be weighted 85% for the Company’s financial performance measured against Adjusted EBITDA target set by the Compensation Committee (“Financial Performance Bonus”) and 15% for the achievement of individual nonquantitative management by objective (“MBO”) goals. The Compensation Committee created a formula for a graduated scale of projected incentive payments that would be made to the AICP participants based on the Adjusted EBITDA target that was achieved. The graduated scale, as set out below, allows the Compensation Committee to calculate the incentive compensation that is to be paid pursuant to our AICP as a function of Adjusted EBITDA. The Adjusted EBITDA target for 2013 was set by the Compensation Committee at an aggressive growth level of $185.0 million.

The following table demonstrates the potential percentage of the incentive compensation opportunity that each named executive officer would have been paid based on achievement of certain levels of Adjusted EBITDA for 2013.

Adjusted EBITDA Performance ($ in millions)	% of Adjusted EBITDA Target Achieved	Named Executive Officer Potential Bonus	Named Executive Officer Bonus Based on Adjusted EBITDA	Named Executive Officer Bonus Based on Individual Goals
Below $148.0	Below 80.0%	15.00%	0.00%	15.0%
148.0	80.0	57.50	42.50	15.0
157.3	85.0	68.12	53.12	15.0
166.5	90.0	78.75	63.75	15.0
175.7	95.0	89.38	74.38	15.0
185.0	100.0	100.00	85.00	15.0
194.2	105.0	125.00	110.00	15.0
203.5	110.0	150.00	135.00	15.0
212.7	115.0	175.00	160.00	15.0
222.0	120.0	200.00	185.00	15.0

In February 2014, the Compensation Committee determined that each named executive officer had achieved his or her nonquantitative MBO goals. However, due to the fact that the Company’s Adjusted EBITDA performance was approximately $131 million, well below the threshold amount of $148 million for any bonus to be paid pursuant to the formula for 2013, the Compensation Committee exercised its discretion and did not approve any bonus payments be made for the MBO goals. In addition, the Compensation Committee determined that based on the Company’s Adjusted EBITDA performance for 2013, neither employee participants nor named executive officers were to receive a bonus under the AICP. The Compensation Committee did, however, approve discretionary bonuses for a limited number of employees below the Vice President level who performed exceptionally well in 2013.

The following table sets forth the target awards and actual payouts based on performance achieved under the AICP, as a percentage of base salary, and the actual payout in dollar amount for each of our named executive officers.

Name	Target Annual Incentive Award (% of base salary)	Actual Payout (% of base salary)	Actual Payout
David M. Sindelar	100%	0%	$0
Timothy L. Conlon	100%	0%	$0
Gerald G. Sax	65%	0%	$0
Brian W. Barber	65%	0%	$0
Richard B. Kampf	65%	0%	$0

The Compensation Committee studied the historical trend of payments to named executive officers under the AICP for the past seven years and determined that the named executive officers had achieved a wide range of performance levels as measured against original target levels set by the Compensation Committee, resulting in an average payout of 76.3% of each participant’s target annual incentive award over the seven year period. Based on this information, the Compensation Committee determined that the goals it set over the past seven years were appropriately challenging for management to meet.

Equity Incentive Awards.    The Compensation Committee oversees the administration of our 2003 Stock Option Plan (the “2003 Plan”) and our 2010 Equity Incentive Plan (the “2010 Plan”). The Compensation Committee awards equity incentive grants to qualifying employees at its discretion, but typically the grants are made at the commencement of employment and then annually thereafter. The Compensation Committee uses equity incentive as our primary long-term incentives vehicle because:

—	equity incentives and the related vesting period help attract and retain executives;

—	the value received by the recipient of equity incentives is based on the growth of our enterprise value; and

—

equity incentives help to provide a balance to the overall executive compensation program as base salary and the AICP focus on short-term compensation, while equity incentives reward executives for increases in our overall enterprise value.

In determining the number and type of equity incentives granted to executives in 2013 and 2014, including our named executive officers, the Compensation Committee takes into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, and the value of the equity incentives in relation to other elements of the individual executives’ total compensation. In addition, the Compensation Committee has historically considered the recommendations of our Chief Executive Officer.

In February 2013, the Compensation Committee determined the overall senior executive compensation packages were adequate as compared with our peers. The Committee considered the appropriate manner and amount of long term incentive based compensation to provide to the Company’s executive officers under the 2010 Plan and made awards of equity based compensation so that the senior executives compensation packages remain competitive with our peers. For 2013 the Compensation Committee determined the number of Leverage Performance Shares awarded to each of our senior executives such that the intrinsic value of such awards on the grant date was equal to the amount of value the Compensation Committee had determined was appropriate for the long term incentive compensation component of each respective senior executives total compensation package. The Compensation Committee believes that the issuance of equity based compensation serves to further align the interests of our executive officers and stockholders.

In February 2013, in an attempt to further link the interests of the shareholders and the members of management, the Compensation Committee adopted a practice of issuing equity-based incentive opportunities to the top 14 executives of the Company in the form of performance share units conditioned upon the future performance of the Company’s stock price (“Leveraged Performance Shares”). The use of Leveraged Performance Shares in 2013 was adopted based on the recommendation of Meridian. Previously, when performance share units had been awarded, the performance measure was related to Adjusted EBITDA and return on invested capital.

Leveraged Performance Shares provide for payment of the Company’s common stock after the conclusion of a three year graduated vesting period in an amount ranging from 0% to approximately 166% of the number of underlying performance share units awarded to the participant. The amount of common stock earned by each recipient at the end of the vesting period is strictly a function of the market price of the Company’s common stock, as reported by the NASDAQ market, during a measurement period which consists of the calendar year 2015. The performance measure for Leveraged Performance Shares issued in 2013 provides that should the market price of the Company’s common stock decline by more than 66% (the “Floor”) from the grant date, no shares of common stock will be earned. Should the market price of the Company’s common stock increase by 147% or more (the “Ceiling”) from the grant date, 1.66 shares of the Company’s common stock will be earned for each Leveraged Performance Share granted. The number of shares of common stock earned for performance between the Floor and Ceiling will be determined by straight-line interpolation in accordance with terms of the grant agreements.

One-third of the award vests on each of the first three anniversary dates of the grant date. If a change of control of the Company occurs prior to the end of the vesting period, all of the Leveraged Performance Shares will vest and the stock price used to determine the number of shares to be paid will be the closing stock price on the date of the change of control. If a recipient’s employment is terminated by the Company, other than for cause, prior to the third anniversary of the grant date, the recipient will be eligible to receive an amount of common stock based on the Leveraged Performance Shares that vested prior to the termination of the recipient’s employment, with such shares paid at the conclusion of the measurement period. If a recipient is terminated for cause before the end of the final vesting period, all Leveraged Performance Shares shall be forfeited.

In February 2014, the Compensation Committee continued the practice of issuing Leveraged Performance Shares to our top 14 executives. However, based on the 2013 financial performance of the Company relative to the goals set for 2013, the Compensation Committee decided to award each recipient only 50% of the targeted value of the awards in 2014 that he or she received in 2013. The Compensation Committee discussed the awards provided to each of the named executive officers and determined that the amount of the awards granted are appropriate based on the study of executives in the Company’s peer group and the amount of the awards granted for the years 2013 and 2014, which demonstrated that the awards granted were at or below the median range provided to each named executive officer’s respective peers.

To better attract and retain key talent, the Compensation Committee determined it would continue the practice that participants in the 2010 Plan below our most senior executives may receive grants of restricted stock and/or stock options. This practice is consistent with Meridian’s advice and broader market practices.

The following table sets forth the number of Leveraged Performance Shares awarded to each named executive officer in 2013:

Name	Leveraged Performance Shares (1)
David M. Sindelar	147,495
Timothy L. Conlon	69,725
Gerald G. Sax	42,908
Brian W. Barber	34,863
Richard B. Kampf	34,863

(1)	The awards of Leveraged Performance Shares will fully vest on February 5, 2016. Depending on the achievement of established performance measures, shares of common stock ranging from 0% to 166% of the underlying number of performance share units awarded will be issued.

For additional information regarding these awards see “Executive Compensation—Grants of Plan Based Awards” and “Executive Compensation—Outstanding Equity Awards.”

Employee Benefits. All of our executives are eligible to participate in various benefit plans available generally to our U.S.-based employees, such as medical, dental, vision, long-term and short-term disability, and life insurance. We also offer to executive officers additional perquisites and benefits, such as club dues, paid transportation and parking costs reflected in the All Other Compensation column of the Summary Compensation Table for the named executive officers. Each of the employment agreements with Messrs. Sindelar, Conlon and Sax contains provisions that require us to pay all medical expenses for them and their respective spouses for the remainder of their lifetime and the lifetime of their spouse, subject to certain conditions contained in their respective agreements. See “Executive Compensation—Employment Agreements” for more information. The Compensation Committee believes these benefits and perquisites are reasonable and consistent with our overall compensation program to attract and retain executive talent to key positions.

The Company has defined contribution retirement savings plans (the “Retirement Plans”) covering substantially all of our domestic employees who meet certain eligibility requirements as to age and length of service. The Retirement Plans incorporate the salary deferral provision of Section 401(k) of the Internal Revenue Code. Employees may defer up to 50% of their compensation or the annual maximum limit prescribed by the Internal Revenue Code. The Company matches qualifying employees’ deferrals (the “Matching Contribution”) up to 3% of such employee’s annual eligible compensations up to a maximum of, $7,650 for 2013. The Company may contribute an additional 1% of employees’ salaries to the Retirement Plans regardless of employee deferrals. The Company may also elect to contribute an additional profit-sharing contribution at the end of each year.

Employment and Severance Benefits. We have entered into an employment agreement with each of our named executive officers. These agreements provide for a minimum annual base salary and an annual cash-based incentive compensation opportunity of up to a specified percentage of the executive’s annual base salary, as well as other perquisites and benefits. Entering into such agreements serves to attract and retain talent at the executive level. For additional information about the terms of these employment agreements, see “Executive Compensation—Employment Agreements.” For additional information about the severance benefits provided under these employment agreements, see “Executive Compensation—Employment Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Additionally, the award agreements related to outstanding stock options, restricted stock and performance share units granted to our named executive officers include accelerated vesting provisions that are triggered in the event of a change in control. For additional information about these provisions, see “Executive Compensation—2010 Equity Incentive Plan” and “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Consideration of “Say on Pay” and “Say on Frequency” Voting Results

The Compensation Committee considered the results of the stockholders “say on pay vote” at our 2011 annual meeting of stockholders in making compensation decisions for 2011. Because over 98% of the votes cast approved our compensation program as described in our 2011 proxy statement, the Compensation Committee believes that stockholders support our pay for performance philosophy. Therefore, the Compensation Committee continued to apply the same principles in determining the amounts and types of executive compensation through and into 2014.

The Compensation Committee and the Board considered the results of the stockholder “say on frequency” vote at our 2011 annual meeting of stockholders in adopting a frequency policy for future say on pay votes. Because over 89% of votes cast expressed a preference for having a say on pay vote every three years, the Board adopted a policy pursuant to which the Company will conduct a say on pay vote every three years. Therefore, we are holding a say on pay vote at this Annual Meeting. We welcome the input of our stockholders on our compensation policies and compensation program at any time, and not just in the years we conduct a say on pay vote.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Kirby A. Dyess (Chairman)

Robert F. Cummings, Jr.

Dominic J. Pileggi

Christopher J. Steffen

David D. Stevens

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ended December 31, 2013, 2012 and 2011, by our Chief Executive Officer, Chief Financial Officer and our three other highest compensated executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Nonequity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
David M. Sindelar,	2013	$920,000	$—	$2,443,922	$—	$—	$19,108	$273,351	$3,656,381
Chief Executive Officer	2012	920,000	—	1,833,343	872,295	626,704	8,491	259,322	4,520,155
	2011	920,000	—	1,250,007	1,336,961	654,120	—	226,141	4,387,229
Timothy L. Conlon,	2013	$550,000	$—	$1,155,343	$—	$—	$15,641	$927,294	$2,648,278
President and Chief	2012	550,000	—	866,662	412,363	374,660	6,920	714,725	2,925,330
Operating Officer	2011	550,000	—	624,993	668,485	391,050	—	727,585	2,962,113
Gerald G. Sax,	2013	$399,791	$—	$710,986	$—	$—	$5,117	$67,352	$1,183,246
Sr. Vice President	2012	384,758	—	533,332	253,756	170,363	2,798	68,676	1,413,683
and Chief Financial Officer	2011	360,000	—	374,992	401,089	166,374	—	57,616	1,360,071
Brian W. Barber,	2013	$341,600	$—	$577,680	$—	$—	$8,048	$698,843	$1,626,171
Senior Vice President	2012	328,800	—	433,348	206,177	145,586	1,814	498,405	1,614,130
Operations PCB &	2011	307,700	—	275,008	294,135	142,204	—	180,087	1,199,134
Supply Chain
Management
Richard B. Kampf,	2013	$341,600	$—	$577,680	$—	$—	$4,144	$39,446	$962,870
Sr. Vice President	2012	328,800	—	433,348	206,177	145,586	2,192	37,716	1,153,819
Sales and Marketing	2011	307,600	—	275,008	294,135	142,157	—	39,303	1,058,203

(1)	Represents the aggregate grant date fair value of the restricted stock and stock option awards granted to our named executive officers. The dollar amounts were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), as required by SEC regulations, and exclude the impact of estimated forfeitures related to service-based vesting conditions. See note 14 to the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2013, for a description of the assumptions used in determining the accounting expense associated with these awards.

(2)	Represents cash awards under the AICP for the year in which the award was earned, not the year in which the award was paid.

(3)	Includes compensation described under “All Other Compensation” below.

All Other Compensation

The table below sets forth the components of compensation for 2013 included in the All Other Compensation column in the Summary Compensation Table above.

Name	Car Allowance (1)	401(k) Match	Employer Contribution to Nonqualified Deferred Compensation Plan	Life Insurance Premiums	Foreign Tax Payments (2)	Financial Consulting (3)	Club Dues (4)	Medical Premiums	Other		Total
David M. Sindelar	$33,994	$7,650	$38,751	$7,984	$—	$50,131	$31,673	$1,150	$102,018	(6)	$273,351
Timothy L. Conlon(5)	22,663	7,650	20,090	10,372	403,718	32,347	16,252	1,150	413,052	(7)	927,294
Gerald G. Sax	12,834	7,650	9,455	5,386	—	6,167	14,483	965	10,412	(8)	67,352
Brian W. Barber(5)	11,858	6,903	6,966	1,872	232,182	23,057	73,460	1,264	341,281	(5)(9)	698,843
Richard B. Kampf	10,840	7,650	6,966	1,872	—	—	10,854	1,264	—		39,446

(1)	Includes tax payments on car allowance as follows: Mr. Sindelar ($13,598), Mr. Conlon ($9,065), Mr. Sax ($5,134), Mr. Barber ($4,743) and Mr. Kampf ($4,336).

(2)	Includes tax payments related to foreign assignments as follows: Mr. Conlon ($41,613) and Mr. Barber ($111,157).

(3)	Includes tax payments for certain financial consulting services as follows: Mr. Sindelar ($20,052), Mr. Conlon ($12,939), Mr. Sax ($2,467) and Mr. Barber ($9,223).

(4)	Includes tax payments for certain club dues as follows: Mr. Sindelar ($10,613), Mr. Conlon ($1,412), Mr. Sax ($5,544) and Mr. Kampf ($4,341).

(5)	All or a substantial portion of the perquisites were paid in Hong Kong dollars at an exchange rate of approximately US$1 to HK$7.80.

(6)	Includes $79,793 for tickets to sporting and entertainment events for the benefit of the Company’s employees and customers under Mr. Sindelar’s control to administer the distribution thereof, $950 for continuing education, $275 for out of pocket medical costs and $21,000 for charitable contributions.

(7)	Includes $318,705 for housing and other expenses related to living in Hong Kong, $39,860 for spousal-related travel expenses, $49,783 for transportation in Hong Kong and $4,704 for out of pocket medical costs.

(8)	Includes $412 for out of pocket medical costs and $10,000 for charitable contributions.

(9)	Includes $256,150 for relocation and housing expenses in Hong Kong, $47,576 for transportation in Hong Kong and $37,555 for spousal-related travel expenses.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2013, to our Chief Executive Officer, Chief Financial Officer and our three other highest compensated executive officers.

2013 GRANTS OF PLAN-BASED AWARDS

	Board Action/Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name		Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#)	Target (#)	Maximum (#)
David M. Sindelar	02/05/2013	—	920,000	1,840,000	—	147,495	244,842	—	—	—	2,443,992
Timothy L. Conlon	02/05/2013	—	550,000	1,100,000	—	69,725	115,744	—	—	—	1,155,343
Gerald G. Sax	02/05/2013	—	259,864	519,728	—	42,908	71,228	—	—	—	710,986
Brian W. Barber	02/05/2013	—	220,040	444,080	—	34,863	57,873	—	—	—	577,680
Richard B. Kampf	02/05/2013	—	220,040	444,080	—	34,863	57,873	—	—	—	577,680

(1)	Represents the potential payout for awards granted under the AICP. These awards were subject to attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis—2013 Compensation Program—Annual Incentive Compensation Plan.” Actual amounts paid under the plan to the named executive officers are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation.”

(2)	Represents Leveraged Performance Shares awarded under the 2010 Plan.

(3)	Represents the aggregate grant date fair value of the performance stock units granted to our named executive officers in 2013. The dollar amounts were computed in accordance with ASC Topic 718. See note 14 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for a description of the assumptions used in determining the accounting expense associated with these awards.

Employment Agreements

Chief Executive Officer and President and Chief Operating Officer

In 2003, we entered into amended and restated employment agreements with each of Mr. Sindelar and Mr. Conlon. The employment agreements expire upon termination of the executive’s employment either by us or the executive. In the event the agreement is not terminated by us or the executive, the term of the agreement is automatically extended for an additional year every January 31. The agreements provide for annual base salary of not less than $920,000 for Mr. Sindelar and $550,000 for Mr. Conlon, as well as an annual cash-based incentive compensation opportunity of an amount determined by the Compensation Committee in accordance with our AICP. Each executive is also eligible to receive an automobile allowance, lifetime medical benefits for the executive and his spouse, subject to certain exceptions, and other benefits customarily accorded to our executives.

Under the employment agreements, if we terminate the executive without cause or the executive terminates his employment due to death or disability, the executive (or his estate, heirs or beneficiary, as applicable) will be entitled to receive for a period of 18 months following the termination (i) continued payment of his then-current base salary, (ii) an automobile allowance, (iii) benefits customarily afforded to our executives and (iv) for Mr. Sindelar only, his AICP award for a period of 18 months following the termination.

Under his employment agreement, Mr. Sindelar will be deemed to be terminated without cause if he is terminated for any reason other than fraud, dishonesty or unauthorized use of any of our trade secrets or confidential information. Under his employment agreement, Mr. Conlon will be deemed to be terminated without cause if he is terminated for any reason other than fraud, felony conviction, dishonesty, incompetence, competition with us, illegal use of drugs, unauthorized use of any of our trade secrets or confidential information, or failure to properly perform the duties assigned to him. Under the employment agreements, the executive will be deemed to be disabled if he has been unable to perform his duties to the Company due to mental or physical incapacity for a period of six months or for any 100 working days out of a consecutive twelve month period. Each executive and his spouse will receive lifetime medical benefits, whether terminated with or without cause or due to the executive’s death or disability, subject to certain exemptions.

The employment agreements contain restrictive covenants, including a non-disclosure covenant. In addition, Mr. Conlon’s agreement contains a three year non-solicitation covenant and a non-compete covenant (i) of one year, in the event he is terminated for cause or voluntarily terminates his employment, or (ii) for the period he accepts severance payments, in the event he is terminated without cause or due to disability.

Senior Vice President and Chief Financial Officer

We entered into an amended and restated executive employment agreement with Mr. Sax in 2005. The employment agreement expires upon termination of the executive’s employment either by us or Mr. Sax. The agreement, as amended, provides for annual base salary of not less than $401,200. Mr. Sax is also eligible for an AICP award of an amount determined by the Compensation Committee in accordance with our AICP. Mr. Sax is also eligible to receive an automobile allowance, lifetime medical benefits for himself and his spouse, subject to certain exceptions, and other benefits customarily accorded to our executives.

Under the employment agreement, if Mr. Sax is terminated without cause or if he terminates his employment due to death or disability, he (or his estate, heirs or beneficiary, as applicable) will be entitled to an amount equal to 65% of his then-current base salary, as well as continuation of his base salary, automobile allowance and certain benefits for 18 months.

Under his employment agreement, Mr. Sax will be deemed to be terminated without cause if he is terminated for any reason other than fraud, dishonesty or unauthorized use of any of our trade secrets or confidential information. He will be deemed to be disabled if he has been unable to perform his duties to the

Company due to mental or physical incapacity for a period of six months or for any 100 working days out of a consecutive twelve month period. Mr. Sax and his spouse will receive lifetime medical benefits, whether terminated with or without cause or due to his death or disability, subject to certain exemptions.

Other Agreements

We entered into employment agreements with Mr. Barber (in 2000) and Mr. Kampf (in 2002). Under the agreements, if the executive is terminated without cause, and for Mr. Barber, if the executive terminates his employment due to death or disability, the executive (or his estate, heirs or beneficiary, as applicable) will be entitled to continuation of (i) his base salary and health insurances for a period of twelve months, (ii) a pro rata portion of any AICP award he is eligible to receive for the final calendar year of his employment, and (iii) for Mr. Barber only, continuation of his automobile allowance for a period of twelve months.

Under their agreements, each of Mr. Barber and Mr. Kampf will be deemed to be terminated without cause if he is terminated for any reason other than fraud, dishonesty, competition with us, unauthorized use of any of our trade secrets or confidential information, insubordination or failure to properly perform the duties assigned to him, in our reasonable judgment.

The employment arrangements of each of Mr. Barber and Mr. Kampf include a non-compete covenant of one year and a non-disclosure covenant. The potential payments under the agreements to each of Mr. Barber and Mr. Kampf are conditioned upon the executive executing a separation agreement acceptable to us that includes a release of claims against us and a covenant not to compete.

2010 Equity Incentive Plan

Our 2010 Plan was approved by our stockholders in June 2010 and is administered by our Compensation Committee. The 2010 Plan permits awards of stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation. The maximum number of Shares that may be issued pursuant to equity awards under the 2010 Plan is 4,600,000 and no participant may receive awards for more than 1,000,000 Shares each year. Options granted under the 2010 Plan are required to have an exercise price of not less than the fair market value of our Shares on the grant date. In the event of a change in control, the Compensation Committee has the discretion to accelerate the exercisability or vesting of the awards under the 2010 Plan.

Under the 2010 Plan, change in control is defined as:

—	any person becoming the beneficial owner of a majority of our Shares;

—

when a majority of our directors were not directors when the 2010 Plan was enacted, or were not approved by a vote of at least two-thirds of the directors who were serving on the Board at the time the plan was enacted;

—

a reorganization, merger, or consolidation or sale or other disposition of substantially all of the assets of the Company, unless holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity; or

—

our stockholders approve a complete liquidation or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company (and such transaction is consummated) or a going private transaction which will result in the Shares no longer being publicly traded (and such transaction is consummated).

Under our outstanding stock option, restricted stock and performance share unit award agreements, the unvested portion of the stock option, restricted stock and performance share unit awards vest and become fully exercisable immediately prior to a change in control. Under the stock option award agreement, any such stock options will remain exercisable for 90 days after the change in control and will terminate and be forfeited thereafter. In addition, under the stock option award agreement, the stock options will vest on a pro rata basis of the ratio of the number of complete months of service divided by 36, if the option holder’s service to the Company terminates due to death or disability prior to the first anniversary of the date of grant. Under our outstanding restricted stock and 2012 performance share unit agreements, if the employee is involuntarily terminated, the restricted stock or performance share units that have not yet vested as of the employee’s termination will vest by calculating the product of (a) 0.083, (b) the total number of calendar quarter-ends that have passed starting from the date the award was made and ending on the date the employee was terminated and (c) the number of shares of restricted stock or performance share units granted under the agreement.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2013, with respect to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Shares That Have Not Vested (#)(2)	Market Value of Shares that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Name	Exercisable	Unexercisable (1)
David M. Sindelar	5,855	—	150.99	8/17/2014	—	—	—	—
	239,945	—	21.88	5/11/2017	—	—	—	—
	131,153	—	20.38	2/08/2018	—	—	—	—
	63,800	31,901	18.42	2/07/2019	—	—	—	—
	—	—	—	—	61,335	839,063	—	—
	—	—	—	—	49,765	680,785	—	—
	—	—	—	—	—	—	49,765	680,785
	—	—	—	—	—	—	147,495	2,017,732
Timothy L. Conlon	5,855	—	150.99	8/17/2014	—	—	—	—
	114,280	—	21.88	5/11/2017	—	—	—	—
	65,577	—	20.38	2/08/2018	—	—	—	—
	30,160	15,081	18.42	2/07/2019	—	—	—	—
	—	—	—	—	30,667	419,525	—	—
	—	—	—	—	23,525	321,822	—	—
	—	—	—	—	—	—	23,525	321,822
	—	—	—	—	—	—	69,725	953,838
Gerald G. Sax	1,254	—	150.99	8/17/2014	—	—	—	—
	10,455	—	150.99	8/08/2015	—	—	—	—
	85,695	—	21.88	5/11/2017	—	—	—	—
	39,346	—	20.38	2/08/2018	—	—	—	—
	18,560	9,280	18.42	2/07/2019	—	—	—	—
	—	—	—	—	18,400	251,712	—	—
	—	—	—	—	14,477	198,045	—	—
	—	—	—	—	—	—	14,477	198,045
	—	—	—	—	—	—	42,908	586,981
Brian W. Barber	4,182	—	150.99	2/06/2017	—	—	—	—
	3,345	—	150.99	11/1/2017	—	—	—	—
	42,847	—	21.88	5/11/2017	—	—	—	—
	28,854	—	20.38	2/08/2018	—	—	—	—
	15,080	7,540	18.42	2/07/2019	—	—	—	—
	—	—	—	—	13,494	184,598	—	—
	—	—	—	—	11,763	160,918	—	—
	—	—	—	—	—	—	11,763	160,918
	—	—	—	—	—	—	34,863	476,926
Richard B. Kampf	4,182	—	150.99	2/06/2017	—	—	—	—
	3,345	—	150.99	11/1/2017	—	—	—	—
	42,847	—	21.88	5/11/2017	—	—	—	—
	28,854	—	20.38	2/08/2018	—	—	—	—
	15,080	7,540	18.42	2/07/2019	—	—	—	—
	—	—	—	—	13,494	184,598	—	—
	—	—	—	—	11,763	160,918	—	—
	—	—	—	—	—	—	11,763	160,918
	—	—	—	—	—	—	34,863	476,926

(1)	All outstanding options vest one-third on the first anniversary of the grant date and the remaining two-thirds vests in eight equal, quarterly installments from the next ensuing fiscal quarter end.

(2)	All outstanding shares of restricted stock vest on the third anniversary of the grant date.

(3)	Market value of restricted stock and performance share units reflects a per share price of $13.68 which was the fair market value on December 31, 2013. The value of performance share units assumes vesting at target.

(4)	Performance share units granted in 2013 and 2012 may be vested from 0% to 166% and 0% to 200%, respectively, based on the achievement of the underlying performance measures.

Options Exercised and Stock Vested

None of our named executive officers exercised any stock options in 2013. Shares of restricted stock previously awarded to our named executive officers vested during 2013 as set forth in the table below.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David M. Sindelar	—	—	63,985	736,467
Timothy L. Conlon	—	—	45,704	526,053
Gerald G. Sax	—	—	34,278	394,540
Brian W. Barber	—	—	17,139	197,270
Richard B. Kampf	—	—	17,139	197,270

(1)	Represents shares of restricted stock that were granted during 2010 and vested during 2013.

Pension Benefits

None of our named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits.

Nonqualified Deferred Compensation

In 2011, we established our Savings Restoration Plan which provides for the deferral of compensation to certain domestic employees who are not eligible to receive the full Matching Contribution due to limitations imposed by the Internal Revenue Code. The Savings Restoration Plan also allows for the voluntary deferral of certain compensation by eligible employees to be held in trust by the Company. The following table sets forth certain information with respect to nonqualified deferred compensation plans for our Chief Executive Officer, Chief Financial Officer and our three other highest compensated executive officers.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2013 ($)	Company Contributions in 2013 ($)	Aggregate Earnings in 2013 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2013 ($)
David M. Sindelar	—	38,751	19,108	—	165,481
Timothy L. Conlon	284,955	20,090	15,641	—	443,357
Gerald G. Sax	62,548	9,222	4,457	—	119,466
Brian W. Barber	10,232	6,768	4,144	—	49,165
Richard B. Kampf	33,418	6,768	8,048	—	82,090

Potential Payments Upon Termination or Change in Control

The following table quantifies potential compensation that would become payable to each of our named executive officers under employment and equity award agreements and Company plans and policies (as in effect on December 31, 2013) if their employment had terminated or a change in control event had occurred on December 31, 2013, using the executive officer’s 2013 base salary and the closing price of our common stock on December 31, 2013, and assuming a 100% payout under our AICP for 2013. For additional information regarding (i) the circumstances in which our executive officers would be entitled to severance compensation, see “Executive Compensation—Employment Agreements” and (ii) the acceleration of vesting of equity awards, see “Executive Compensation—2010 Equity Incentive Plans.” Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination or change in control event occurs, the base salary of an executive on the date of termination of employment or change in control and the price of our common stock when the termination or change in control event occurs.

	Cash Severance	Acceleration of Equity Awards		Benefits and Perquisites	Total
David M. Sindelar
Voluntary Termination	$—	$—		$—	$—	(1)
Termination For Cause	—	1,287,748		—	1,287,748	(1)
Termination Without Cause	2,760,000	2,409,676	(2)	225,089	5,394,765	(1)
Death or Disability	2,760,000	3,986,265	(2)	225,089	6,971,354	(1)
Change in Control	N/A	4,218,365	(2)	N/A	4,218,365
Timothy L. Conlon
Voluntary Termination	$—	$—		$—	$—	(1)
Termination For Cause	—	631,536		—	631,536	(1)
Termination Without Cause	825,000	1,161,900	(2)	126,948	2,113,848	(1)
Death or Disability	825,000	1,907,196	(2)	126,948	2,859,144	(1)
Change in Control	N/A	2,017,007	(2)	N/A	2,017,007
Gerald G. Sax
Voluntary Termination	$—	$—		$—	$—	(1)
Termination For Cause	—	382,207		—	382,207	(1)
Termination Without Cause	992,970	708,587	(2)	70,495	1,772,052	(1)
Death or Disability	992,970	1,167,234	(2)	70,495	2,230,699	(1)
Change in Control	N/A	1,234,784	(2)	N/A	1,234,784
Brian W. Barber
Voluntary Termination	$—	$—		$—	$—
Termination With Cause	—	290,709		—	290,709
Termination Without Cause	565,620	555,898	(2)	30,781	1,152,299
Death or Disability	565,620	928,553	(2)	30,781	1,524,954
Change in Control	N/A	983,359	(2)	N/A	983,359
Richard B. Kampf
Voluntary Termination	$—	$—		$—	$—
Termination With Cause	—	290,709		—	290,709
Termination Without Cause	565,620	555,898	(2)	18,923	1,140,441
Death or Disability	—	928,553	(2)	—	928,553
Change in Control	N/A	983,359	(2)	N/A	983,359

(1)	Plus lifetime medical benefits.
(2)	Includes the value of performance share units assuming they vest at target.

DIRECTOR COMPENSATION

The Company pays the following director fees: the Chairman of the Board receives an annual fee of $120,000; directors (other than the Chairman) who are not executive officers receive an annual fee of $60,000 (“Board Cash Retainer”); each Audit Committee, Compensation Committee and Nominating and Governance Committee member receives an additional annual fee of $15,000, $12,500 and $10,000, respectively; and the chairman of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee receives an additional fee of $15,000, $12,500 and $10,000, respectively. In addition, Directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board and its committees.

Upon reelection to the Board at each annual stockholder’s meeting, Directors will receive an annual grant of restricted stock under the 2010 Plan in the amount of the number of shares equal to the quotient of $150,000 divided by the price that the Company’s stock closes on the day of that annual meeting. These shares of restricted stock will vest three years from the date of the grant subject to certain acceleration provisions. Directors will also be required to achieve and maintain share ownership guidelines equal to five times the Board Cash Retainer (i.e., $300,000). These guidelines must be achieved within five years of election to the Board.

The following table provides compensation information for our non-employee directors in 2013.

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2013

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Michael D. Burger	$83,125	$150,000	$233,125
Robert F. Cummings, Jr.	82,500	150,000	232,500
Kirby A. Dyess	95,000	150,000	245,000
Peter Frank	60,000	150,000	210,000
Jack D. Furst	60,000	150,000	210,000
Edward Herring	60,000	150,000	210,000
William A. Owens	85,000	150,000	235,000
Dominic J. Pileggi (1)	87,500	150,000	237,500
Christopher J. Steffen	182,500	150,000	332,500
David D. Stevens	87,500	150,000	237,500

(1)	At the close of market on May 7, 2013, each director then serving was granted 11,848 shares of restricted stock. The dollar amounts represent the aggregate grant date fair value of restricted stock awards in accordance with ASC Topic 718. See note 14 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for a description of the assumptions used in determining the accounting expense associated with these awards.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two equity compensation plans for the benefit of our employees and directors: the 2003 Plan and the 2010 Plan. Both plans were approved by our stockholders. The 2003 Plan expired in January 2013, and no new awards will be granted under the 2003 Plan; however, options previously granted under the 2003 Plan may still be exercised up until they expire or are forfeited under the terms of the underlying agreements governing such grants. The following table sets forth certain information as of December 31, 2013.

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise	Weighted- Average Exercise Price		Number of Securities Available for Future Issuance
Equity compensation plans approved by stockholders	1,869,124		$24.73	920,171	(1)

Equity compensation plans not approved by stockholders	N/A	$	N/A	N/A

(1)	Assumes performance share units will vest at their maximum level.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Shares as of March 7, 2014 by:

—	each beneficial owner of more than five percent of the Company’s Shares;

—	each member of the Board and each of our named executive officers; and

—	all members of the Board and executive officers as a group.

Beneficial ownership is determined under rules of the SEC and generally includes any Shares over which a person exercises sole or shared voting or investment power. The table also includes the number of Shares underlying options that will be exercisable within 60 days of the date of this proxy statement. Unless otherwise indicated and subject to community property laws where applicable, the Company believes that each of the stockholders named in the following table has sole voting and investment power with respect to the Shares beneficially owned.

The information in the following table regarding beneficial ownership of Shares held by entities known by the Company to beneficially own 5% or more of the Company’s Shares is included in reliance on a report filed by each entity with the SEC, except that the percentage is based on the Company’s calculations made in reliance on the number of Shares reported to be beneficially owned by the entity in such report and the number of Shares outstanding on March 7, 2014.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Hicks Muse Entities (1)	9,982,135	48.1
c/o Hicks, Muse & Co. Partners, L.P.
200 Crescent Court
Dallas, TX 75201
Black Diamond Entities (2)	3,984,941	19.2
c/o Black Diamond Capital Management, L.L.C.
One Sound Share Drive, Suite 200
Greenwich, CT 06830
Dimensional Fund Advisors LP (3)	1,526,971	7.4
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
Executive Officers and Directors:
Brian W. Barber (4)(5)	128,147	*
Michael D. Burger (4)	41,721	*
Timothy L. Conlon (4)(5)(6)	289,511	1.4
Robert F. Cummings, Jr. (4)	25,556	*
Kirby A. Dyess (4)(7)	27,138	*
Peter Frank(2)(4)	4,010,497	19.3
Jack D. Furst (4)	25,556	*
Edward Herring (4)	25,556	*
Richard B. Kampf (4)(5)	133,788	*
William A. Owens (4)	19,181	*
Dominic J. Pileggi (4)	20,700	*
Gerald G. Sax (4)(5)	224,784	1.1
David M. Sindelar (4)(5)(8)	601,861	2.8
Christopher J. Steffen (4)(5)	47,921	*
David D. Stevens (4)	19,181	*
All executive officers and directors as a group (15 persons)	5,641,098	27.1

* Represents	beneficial ownership of less than 1.0% of the outstanding Shares.

(1)	These figures include:

—

8,189,803 Shares held of record by Hicks, Muse, Tate & Furst Equity Fund III, L.P., a limited partnership, of which the ultimate general partner is Hicks, Muse Fund III Incorporated, an affiliate of Hicks, Muse & Co. Partners, L.P.

—

222,120 Shares held of record by HM3 Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Fund III Incorporated, an affiliate of Hicks, Muse & Co. Partners, L.P.

—

1,425,833 Shares held of record by Hicks, Muse & Co. Partners, L.P. Equity Fund IV (1999), L.P., a limited partnership of which the ultimate general partner is Hicks, Muse (1999) Fund IV, LLC, an affiliate of Hicks, Muse & Co. Partners, L.P.

—	75,912 Shares held of record by Hicks, Muse PG- IV (1999), C.V., of which the ultimate general partner is HM Fund IV Cayman, LLC, an affiliate of Hicks, Muse & Co. Partners, L.P.

—

35,064 Shares held of record by HM 4-P (1999) Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse (1999) Fund IV, LLC, an affiliate of Hicks, Muse & Co. Partners, L.P.

—

23,303 Shares held of record by HM 4-EQ (1999) Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse (1999) Fund IV, LLC, an affiliate of Hicks, Muse & Co. Partners, L.P.

—

10,100 Shares held of record by Hicks, Muse & Co. Partners, L.P. Private Equity Fund IV (1999), L.P., a limited partnership of which the ultimate general partner is Hicks, Muse (1999) Fund IV, LLC, an affiliate of Hicks, Muse & Co. Partners, L.P.

Each of the above entities disclaims beneficial ownership of the Shares except to the extent of each entity’s pecuniary interest in such Shares.

(2)	These figures include:

—

2,632,918 Shares held of record by GSC Recovery II, L.P. (“Recovery II”), a limited partnership of which the ultimate general partner is GSC Recovery II GP, L.P. Recovery II, is an investment vehicle of Black Diamond Capital Management, L.L.C.

—

1,352,023 Shares held of record by GSC Recovery IIA, L.P. (“Recovery IIA”), a limited partnership of which the ultimate general partner is GSC Recovery IIA GP, L.P. Recovery IIA, is an investment vehicle of Black Diamond Capital Management, L.L.C.

Mr. Frank is the Senior Managing Director of Black Diamond Capital Management, L.L.C., and may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of, the Shares owned by Recovery II and Recovery IIA. Mr. Frank disclaims beneficial ownership of these Shares except to the extent of his pecuniary interest in such Shares.

(3)	According to a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”), Dimensional, as an investment advisor, has voting power and dispositive power with respect to 1,499,113 and 1,526,971 Shares, respectively.

(4)

Includes shares of restricted stock for which the executive officer or director has sole voting power, but no dispositive power, as follows: Mr. Barber (11,763 Shares), Mr. Burger (18,700 Shares), Mr. Conlon (23,525 Shares), Mr. Cummings (18,700 Shares), Ms. Dyess (18,700 Shares), Mr. Frank (18,700 Shares),

Mr. Furst (18,700 Shares), Mr. Herring (18,700 Shares), Mr. Kampf (11,763 Shares), Mr. Owens (19,181 Shares), Mr. Pileggi (18,700 Shares), Mr. Sax (14,477 Shares), Mr. Sindelar (49,765 Shares), Mr. Steffen (18,700 Shares) and Mr. Stevens (19,181 Shares).

(5)	Includes Shares that may be acquired pursuant to stock options exercisable within 60 days, as follows: Mr. Barber (96,192 Shares), Mr. Conlon (219,622 Shares), Mr. Kampf (96,192 Shares), Mr. Sax (157,629 Shares), Mr. Sindelar (448,728 Shares) and Mr. Steffen (4,182 Shares).

(6)	Includes 7,500 Shares held by the Conlon Family Limited Partnership, of which Mr. Conlon is a general partner. Mr. Conlon disclaims beneficial ownership of the Shares held by the Conlon Family Limited Partnership except to the extent of his pecuniary interest in such Shares.

(7)	Includes 1,119 Shares held in trust for Ms. Dyess and her family. Ms. Dyess is a trustee of the trust and is therefore deemed to have sole voting and dispositive power over the Shares.

(8)	Includes 12,300 Shares held in trust for James G. Sindelar and 12,300 Shares held in trust for Lauren L. Sindelar. Mr. Sindelar is the trustee of both trusts and is therefore deemed to have sole voting and dispositive power over the Shares.

RELATED PERSONS TRANSACTIONS AND CERTAIN RELATIONSHIPS

Dissolution of VG Holdings

On June 30, 2013, VG Holdings, LLC, an entity that held approximately 75% of our common stock, completed a mandatory distribution of its ownership of our company to its respective owners, which included affiliates of Hicks, Muse & Co Partners, L.P., affiliates of Black Diamond Capital Management, L.L.C. and others, and dissolved in accordance with its governing documents. As a result of this transaction, the stockholder agreement by and between us and VG Holdings, LLC was effectively terminated.

Related Person Transaction Policy

We have adopted a Related Person Transaction Policy pursuant to which transactions in which we participate and a “related person” has a material direct or indirect interest must be reviewed and approved or ratified by the Audit Committee. A “related person” means: each director and executive officer of Viasystems; any director nominee; any greater than five percent stockholder; any immediate family member of any of the foregoing; and any company or other entity that employs or is controlled by any of the foregoing, or in which any of them have a material ownership or financial interest.

Generally under the Related Person Transaction Policy, any director, executive officer or nominee who intends to enter into a related person transaction, and any employee of Viasystems who intends to cause Viasystems to enter into a related person transaction, is required to disclose all material facts regarding the proposed transaction to the Audit Committee.

The transaction will be reviewed by the Audit Committee and, in its discretion, approved or ratified. The Audit Committee considers, in light of the relevant facts and circumstances, whether the transaction is consistent with the best interests of the Company. It may consider the relationship of the related person with Viasystems, the materiality or significance of the transaction to Viasystems and the related person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to Viasystems on an arm’s-length basis and the impact of the transaction on our business and operations. The Related Person Transaction Policy is available on our website at www.viasystems.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers and persons who own more than ten percent of the outstanding Shares file with the SEC (and provide a copy to the Company) certain reports relating to their ownership of Shares.

To the Company’s knowledge, all Section 16(a) filing requirements were met on a timely basis during 2013.

AUDIT COMMITTEE REPORT

The Audit Committee, which is comprised entirely of independent directors, as determined by the Board in accordance with the NASDAQ listing requirements and applicable federal securities laws, serves as an independent and objective party to assist the Board in fulfilling its oversight responsibilities including overseeing (i) the integrity of our financial statements, (ii) our compliance with legal, ethical and regulatory requirements, (iii) the independence, qualifications, engagement, compensation and performance of our independent registered public accounting firm, (iv) the performance of our internal audit function, (v) our systems of internal control over financial reporting, (vi) risk management and (vii) application of our related person transaction policy.

The Company’s independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements of the Company and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion (pursuant to Section 404 of the Sarbanes-Oxley Act of 2002) on the effectiveness of internal control over financial reporting.

The members of the Audit Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the Company’s registered public accounting firm is independent under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In the first quarter of 2014, the Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2013 with management and the independent registered public accounting firm, Ernst & Young. As required by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees, the rules of the Securities and Exchange Commission and other applicable regulations, the Audit Committee also discussed with the independent registered public accounting firm matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter received by the Audit Committee from Ernst & Young.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Audit Committee

Christopher J. Steffen (Interim Chairman)

Michael D. Burger

William A. Owens

Dominic J. Pileggi

David D. Stevens

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed and is requesting ratification by stockholders of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2014. While not required by law, the Board is asking the stockholders to ratify the selection of Ernst & Young as a matter of good corporate practice. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

The aggregate amounts paid by the Company for the fiscal years ended December 31, 2013 and 2012 to the Company’s principal accounting firm, Ernst & Young, are as follows (in thousands):

	2013	2012
Audit Fees (1)	$2,036	$2,421
Audit-Related Fees (2)	3	3
Tax Fees (3)	209	156
All Other Fees	—	—

Total	$2,248	$2,580

(1)	Audit fees include the fees paid for the annual audit, the review of quarterly financial statements, assistance with regulatory and statutory filings and the audit of the Company’s internal control over financial reporting.

(2)	In 2013 and 2012, these fees included the annual audit of an employee benefit plan.

(3)	Tax fees include fees for tax compliance, tax advice and tax planning.

Pre-Approval Policy

The Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent auditor in order to assure that the provision of these services does not impair the auditor’s independence.

All audit services, audit-related services, tax services and other services provided by Ernst & Young were pre-approved by the Audit Committee, which concluded that the provision of these services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee charter provides for pre-approval of any audit or non-audit services provided to us by our independent registered public accounting firm. The Audit Committee has the sole authority to approve (i) the hiring and firing of the independent registered public accounting firm, (ii) all audit engagement fees and terms and (iii) all non-audit engagements with the independent auditors.

Required Vote

Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2014 requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote who are present in person or by proxy at the Annual Meeting. If the ratification of the appointment of Ernst & Young does not receive the requisite number of votes, the Audit Committee will reconsider its appointment.

Recommendation of the Board

The Board unanimously recommends a vote FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2014.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve an advisory resolution on our executive compensation as disclosed in this proxy statement. Our Board has adopted a policy to hold advisory votes on executive compensation every three years. The next such advisory vote will be in 2017.

We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our stockholders. This advisory stockholder vote, commonly known as “say-on-pay,” gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program by voting for or against the following resolution.

Accordingly, we submit the following resolution to stockholders at the Annual Meeting:

“RESOLVED, that the stockholders approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, the Compensation Discussion and Analysis, compensation tables, narrative discussion, and any related material disclosed in this proxy statement.”

Effect of Advisory Vote

Because your vote is advisory, it will not be binding on the Company or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

Required Vote

The affirmative vote of the holders of a majority of the outstanding Shares entitled to vote who are present in person or by proxy at the Annual Meeting is required to adopt the resolution providing an affirmative advisory vote on the Company’s executive compensation program.

Recommendation of the Board

The Board unanimously recommends an advisory vote FOR the approval of our executive compensation.

OTHER MATTERS

The Board is not aware of any matters not referred to in this proxy statement that will be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the Shares represented thereby in accordance with their discretion.

SOLICITATION COSTS

The Company will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. The solicitation is being made by mail and may also be made by telephone or in person using the services of a number of officers and employees of the Company at nominal cost. No special compensation will be paid to our officers or employees for the solicitation of proxies. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy materials to beneficial owners of Shares.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If you want to make a proposal for consideration at next year’s annual meeting of stockholders (the “2015 Annual Meeting”) and have it included in the Company’s proxy materials, the Company must receive your proposal by November 14, 2014 and the proposal must comply with the rules of the SEC.

If you want to make a proposal or nominate a director for consideration at the 2015 Annual Meeting without having the proposal included in the Company’s proxy materials, the Secretary of the Company must receive notice of your proposal (the “Notice of Proposal”), no earlier than January 6, 2015 (120 days prior to the first anniversary of the date of the Annual Meeting) and no later than February 5 2015 (90 days prior to the first anniversary of the date of the Annual Meeting), with certain exceptions if the date of the 2015 Annual Meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary of the Annual Meeting. For a stockholder’s proposal to be considered at the 2015 Annual Meeting, such stockholder must be a stockholder of record of the Company at the time the Notice of Proposal is delivered to the Secretary and at the time of the 2015 Annual Meeting, must be entitled to vote at the 2015 Annual Meeting and must comply with the notice procedures set forth in the Bylaws.

If the Company does not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the 2015 Annual Meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future. You should address your proposals or nominations to Corporate Secretary, Viasystems Group, Inc., 101 South Hanley Road, St. Louis, Missouri 63105.

By Order of the Board
VIASYSTEMS GROUP, INC.

Daniel J. Weber
Secretary

March 14, 2014

GENERAL DIRECTIONS TO

THE ANNUAL MEETING

From Lambert St. Louis Airport:    Take Interstate 70 East to Interstate 170 South and exit at Forest Park Parkway. Travel 0.5 miles on Forest Park Parkway and then use Central exit. At the foot of the ramp continue straight and then make the second right onto Carondelet Avenue. At the first stop light, Carondelet Avenue becomes Carondelet Plaza. Continue straight onto Carondelet Plaza. The hotel is one block ahead around the circle drive.

From the west:    Take Interstate 64 East to Interstate 170 North. Take the first exit onto Forest Park Parkway. Travel 0.5 miles on Forest Park Parkway and then use Central exit. At the foot of the ramp continue straight and then make the second right onto Carondelet Avenue. At the first stop light, Carondelet Avenue becomes Carondelet Plaza. Continue straight onto Carondelet Plaza. The hotel is one block ahead around the circle drive.

From the east:    Take Interstate 64 west to Hanley Road. Take a right onto Hanley and continue approximately 1 mile to Carondelet Plaza. Turn right. The hotel is one block ahead around the circle drive.

The Ritz-Carlton, St. Louis

100 Carondelet Plaza

St. Louis, Missouri 63105

www.ritzcarlton.com/en/Properties/StLouis/Default.htm

Hotel phone number: (314) 863-6300

VIASYSTEMS GROUP, INC.
101 SOUTH HANLEY ROAD
ST. LOUIS, MO 63105
ATTN: DANIEL WEBER

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Michael D. Burger
02 Timothy L. Conlon
03 Robert F. Cummings, Jr.
04 Kirby A. Dyess
05 Peter Frank
06 Jack D. Furst
07 Edward Herring
08 William A. Owens
09 Dominic J. Pileggi
10 David M. Sindelar
11 Christopher J. Steffen
12 David D. Stevens

The Board of Directors recommends you vote FOR proposals 2. and 3..

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as Viasystems Group, Inc.'s independent registered public accounting firm for 2014.	☐	☐	☐
3. Approval of the compensation paid to Viasystems Group, Inc.'s named executive officers (advisory vote).	☐	☐	☐

NOTE: 401K plan participants must vote by 11:59 p.m. EDT, Friday May 2, 2014 in order for their votes to be counted.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000200029_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report for the fiscal year ending December 31, 2013, Notice & Proxy Statement is/are available at www.proxyvote.com .

VIASYSTEMS GROUP, INC.
Annual Meeting of Stockholders
May 6, 2014 8:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David M. Sindelar and Gerald G. Sax or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of VIASYSTEMS GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 8:00 AM, CDT on May 6, 2014, at the Ritz-Carlton, St. Louis, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000200029_2 R1.0.0.51160